Exhibit 99.2

For Immediate Release

Summer Infant, Inc. (formerly KBL Healthcare Acquisition Corp. II)

Announces Year-End 2006 Results for Recently Acquired Companies

•	2006 net revenues up almost 50% year over year

•	2006 EBITDA up more than 60% and Adjusted EBITDA up more than 100% year over year

•	Reiterates 2007 guidance calling for continued strong organic growth

North Smithfield, RI, March 12, 2007 – Summer Infant, Inc.(“Company”)(Nasdaq: SUMR, SUMRU, SUMRW), today announced financial results for the year ended December 31, 2006 for Summer Infant (USA), Inc., Summer Infant Europe Limited and Summer Infant Asia Ltd (collectively, the “Summer Operating Companies”). The Company consummated its acquisition of the Summer Operating Companies on March 6, 2007. Accordingly, the financial results set forth herein do not include the financial results of the Company for 2006. Further, the financial results of the Summer Operating Companies for 2006 were not included in the financial results for 2006 reported in the Company’s Annual Report on Form 10-KSB that was filed with the Securities and Exchange Commission on March 5, 2007. The Company and the Summer Operating Companies will being reporting combined financial results for the fiscal quarter ending March 31, 2007.

The Summer Operating Companies’ net revenues for the year were $52.197 million, a 47% increase from $35.535 million in 2005. This growth was driven primarily by additional penetration at existing customers due to increased product listings and penetration into larger numbers of stores within our customers’ networks. New product introductions, the addition of new customers and international growth also contributed to the revenue growth in the quarter.

The Summer Operating Companies’ gross profit for 2006 was $20.324 million, a 62% increase as compared to $12.527 million in 2005. Gross margins for 2006 increased approximately 360 basis points to 38.9% from 35.3% in 2005. This increase is primarily attributable to the implementation of cost reduction programs, a number of quality improvement initiatives that resulted in reduced product returns and a shift in the product mix towards higher margin products.

The Summer Operating Companies’ selling, general and administrative (“SG&A”) expenses for 2006 were $17.172 million, or 32.9% of net revenues, as compared to $10.559 million, or 29.7% of net revenues, in 2005. During 2006, the company hired additional senior-level employees to support future growth, added a team to develop products in the Soft Goods division, continued to invest heavily in new product development and experienced higher selling costs as a result of the rapid growth in sales. In addition, the Summer Operating Companies incurred significant professional fees in connection with their acquisition by the Company and litigation related to the hiring of certain employees for the Soft Goods division. These professional fees are considered to be non-recurring. Excluding these non-recurring items, the Summer Operating Companies’ adjusted SG&A expenses were $15.942 million, or 30.5% of net revenues, in 2006. The Company expects to reduce SG&A as a percent of sales in 2007 and beyond by leveraging its fixed cost structure over a larger sales base.

The Summer Operating Companies’ earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2006 was $3.820 million, representing more than a 60% increase from the $2.379 million reported in 2005. After adjusting for the non-recurring items mentioned above, adjusted EBITDA was $5.050 million, which represents over a 110% increase from 2005. Net income for the year ended December 31, 2006 increased 46% to $1.929 million as compared to $1.325 million for the same period in 2005.

“The Summer Operating Companies’ growth continued to be strong in 2006,” commented, Jason Macari, Chief Executive Officer of the Company and the Summer Operating Companies. “We have organically grown revenues from just over $20 million in 2004 to more than $52 million in 2006 by continuing to develop innovative products in all our core categories and broaden our relationships with existing and new customers. We experienced solid sales performance across all product categories and all customer classes. Thanks to our expanding product line and increasing mindshare among consumers, we believe Summer Infant is rapidly becoming a critical supplier to a larger group of retail customers.”

The Summer Operating Companies’ balance sheet as of December 31, 2006 reflects the increased working capital requirements associated with the significant growth in net revenues. The investment in working capital was funded through increased borrowings on an existing line of credit as well as cash generated from operations. The balance sheet also reflects an investment of approximately $2.7 million related to the construction of the previously announced new headquarters and distribution center scheduled to be completed in March 2007, all of which was financed by the Summer Operating Companies’ primary lender.

Based on customer commitments to date and updated budget assumptions, the Company is affirming previously issued guidance for the full year 2007, which calls for net revenues of $70 to $75 million and EBITDA of $7.5 to $8.0 million, before acquisitions. Mr. Macari stated, “We expect to continue our track record of strong organic growth during 2007. In addition, the acquisition of the Summer Operating Companies by the Company provides the capital to expand even more aggressively, including pursuing attractive acquisition opportunities. I’ve never been more excited about the opportunities available to us.”

About Summer Infant, Inc.

Based in North Smithfield, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently has over sixty proprietary products, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related health and safety products, booster and potty seats, bouncers, soft goods, bedding, strollers and large furniture.

This release includes certain financial information (EBITDA) not derived in accordance with generally accepted accounting principles (“GAAP”). The Company believes that the presentation of this non-GAAP measure provides information that is useful to investors as it indicates more clearly the ability of Summer’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. We have included a reconciliation of this information to the most comparable GAAP measures in a table below the Statement of Operations.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Contact:

Jason Macari

Chief Executive Officer

Summer Infant, Inc.

(401) 671-6563

or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855

Summer Infant, Inc.

Consolidated Statements of Operations

(in thousands of US dollars)

	For the year ended December 31,
	2006	2005
Net revenues	$52,197	$35,535
Cost of goods sold	31,873	23,008

Gross profit	20,324	12,527
Selling, general & administrative expenses	17,172	10,559

Income before interest	3,152	1,968
Interest expense	938	451

Income before taxes and minority interest	2,214	1,517
Income tax expense	26	31

Net income before minority interest	$2,188	$1,486

Minority Interest in net income of affiliates	259	161
Net income	$1,929	$1,325

EBITDA Reconciliation:
Income before interest	3,152	1,968
Plus: depreciation & amortization	668	411

EBITDA	$3,820	$2,379

Plus: deal-related fees	731	0
Plus: litigation fees	499	0

Adjusted EBITDA	$5,050	$2,379

Summer Infant, Inc. and Affiliates

Consolidated Balance Sheets

(in thousands of US dollars)

	December 31, 2006	December 31, 2005
Cash and cash equivalents	$715	$1,115
Trade receivables	8,915	6,210
Inventory	11,075	7,860
Prepaids and other current assets	252	199

Total current assets	20,957	15,384
Property and equipment, net	6,139	2,440
Goodwill	92	92
Goodwill and intangibles, net	75	91

Total assets	$27,263	$18,007

Line of credit	$11,342	$7,087
Accounts payable	6,959	6,713
Accrued expenses	1,574	902
Current portion of long term liabilities	3,211	280

Total current liabilities	23,086	14,982
Long term liabilities, less current portion	195	560

Total liabilities	23,281	15,542

Minority interest	629	370

Common stock & paid in capital	220	220
Retained earnings	3,008	1,884
Accumulated other comprehensive income (loss)	125	(9)

Total stockholders equity	3,353	2,095

Total liabilities & stockholders equity	$27,263	$18,007